Exhibit 24.1
POWER OF ATTORNEY

WHEREAS, Vacasa, Inc., a Delaware corporation (herein referred to as the "Company"), is required to file with the Securities and Exchange Commission, under the provisions of the Securities Exchange Act of 1934, as amended, an annual report on Form 10-K for the year ended December 31, 2022; and

     WHEREAS, each of the individuals identified below is a director of the Company.

NOW, THEREFORE, each of the undersigned hereby constitutes and appoints Robert Greyber and/or Jamie Cohen and/or Rebecca Boyden the true and lawful attorneys-in-fact of the undersigned, for and in the name, place and stead of the undersigned, to affix the name of the undersigned as director of the Company to said annual report on Form 10-K and any amendments thereto, and other documents in connection therewith, and, for the performance of the same acts, each with power to appoint in their place and stead and as their substitute, one or more attorneys-in-fact for the undersigned, with full power of revocation; hereby ratifying and confirming all that said attorneys-in-fact may do by virtue hereof.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands this 10th day of March, 2023:

Joerg Adams, Director	/s/ Joerg Adams

Ryan Bone, Director	/s/ Ryan Bone

Eric Breon, Director	/s/ Eric Breon

Chad Cohen, Director	/s/ Chad Cohen

Benjamin Levin, Director	/s/ Benjamin Levin

Barbara Messing, Director	/s/ Barbara Messing

Jeffrey Parks, Chairman of the Board of Directors	/s/ Jeffrey Parks

Karl Peterson, Director	/s/ Karl Peterson

Chris Terrill, Director	/s/ Chris Terrill